Exhibit 99.05

SoftNet Technology Enters Into A Definitive Agreement To Merge
Pickering & Associates, Inc., of Seattle, Washington, into SoftNet.

CRANFORD, N.J., September 5, 2006 -- SoftNet Technology Corp. (OTCBB Symbol: STTC) (German WKN#: A0B7RZ) is pleased to announce that it has entered into a definitive agreement to merge Pickering & Associates, Inc. located in Seattle, Washington into SoftNet.  SoftNet will pay $50,000 in cash, and assume approximately $106,000 in specific liabilities, which are to be paid on the Merger Date.  In addition, SoftNet will issue restricted Class A Common Stock valued at  $575,000 to the Shareholders of Pickering.

This acquisition expands STTC’s customer relationships with T-Mobile, Network Appliance and CompUSA by establishing a West Coast hub in Seattle, WA.   Additionally, SoftNet will greatly enhance the company's ability to leverage existing relationships with Hewlett Packard and Microsoft throughout North America.  Pickering is an award winning 18 year Hewlett Packard Dealer and Warranty Center and a 16 year Microsoft Certified Solutions Partner.

This acquisition provides SoftNet the ability to expand operations and develop a regional center in the Northwest United States without the cost of building a facility.  A focus on organic growth continues and will be augmented by cash commitments for acquisitions in the 3rd quarter. SoftNet will gather new Best Practices from each acquisition and blend them into current operations, accelerating growth of SoftNet in the 4th quarter of 2006 and into 2007.

Pickering brings highly marketable (CRM) Customer Relationship Management solutions along with strong SMB systems and networking expertise to SoftNet’s United States operations. Pickering fits perfectly into the SoftNet model of building Regional Operational Centers to service local markets.  SoftNet is also able to expand their management team with the addition of talented executives Chuck Pickering, a veteran Sales Manager, and Tim Harris, a highly qualified Technical Manager. Pickering has an expansive customer base of local companies including; Haggen, Inc., Schwartz Brothers and The Washington Technology Center at University of Washington.

Please visit our website at www.softnettechnology.com for more information or for Investor Relations, please contact the company directly at 866-898-4842 (local 908-204-9911) James M. Farinella, CEO.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by SoftNet Technology Corp (STTC) may differ materially from these statements due to a number of factors. STTC assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

SoftNet Technology Corp.
James M. Farinella, 866-898-4842 or 908-204-9911
www.softnettechnology.com